EXHIBIT 99.1

Contact:	Michael Stick, General Counsel
Xerium Technologies, Inc.
508-532-1726
ir@xerium.com

Media:	Mary T. Conway
Conway Communications
617-244-9682
mtconway@att.net

XERIUM TECHNOLOGIES REPORTS FOURTH QUARTER AND 2006 RESULTS

YOUNGSVILLE, NC, March 1, 2007 – Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of clothing and roll covers used primarily in the paper production process, today reported results for the fourth quarter and full year ended December 31, 2006. Highlights for the quarter include:

•

Net sales for the fourth quarter of 2006 were $154.6 million, a 6.9% increase from $144.6 million for the fourth quarter of 2005. Excluding currency effects described below, fourth quarter 2006 net sales increased 3.0% from the fourth quarter of 2005.

•

Net income was $3.2 million, or $0.07 per diluted share, in the fourth quarter of 2006, compared to $10.0 million, or $0.23 per diluted share, for the fourth quarter of 2005. Shares used in computing diluted EPS were 44.0 million for the fourth quarter of 2006 compared to 43.7 million for the fourth quarter of 2005. Charges, on an after tax basis, affecting fourth quarter 2006 net income included environmental expense of $3.1 million, Sarbanes-Oxley compliance costs of $1.0 million and restructuring and impairment expenses of $2.6 million. There were also restructuring and impairment expenses affecting fourth quarter 2005 net income, which on an after tax basis were $0.1 million.

•	Net cash provided by operating activities was $24.6 million for the fourth quarter of 2006, compared to $28.2 million in the same quarter last year.

•

Adjusted EBITDA (as defined in the Company’s credit facility) was $36.6 million for the fourth quarter of 2006, compared to $39.7 million for the fourth quarter of 2005. Gross margin percentage was approximately the same in the fourth quarter of 2006 as compared to the fourth quarter of 2005. A significant factor in the decrease in Adjusted EBITDA was higher general and administrative expenses related to investments in business development, functional organization structure implementation, and Sarbanes-Oxley compliance costs in the fourth quarter of 2006 as compared to the fourth quarter of 2005.

•	Cash on hand at December 31, 2006 was $16.8 million, compared to $36.7 million at September 30, 2006 and $60.0 million at December 31, 2005.

•

On February 20, 2007, the Company’s Board of Directors declared a dividend of $0.225 per share of common stock payable on March 15, 2007 to shareholders of record as of the close of business on March 5, 2007 and adopted a Dividend Reinvestment Plan.

Thomas Gutierrez, Chief Executive Officer of Xerium Technologies, said, “We were pleased with our top-line growth during the fourth quarter of 2006, both sequentially and on a year-over-year basis. Our clothing business generated solid sequential sales growth in most regions, with particular strength in Europe, while our roll covers business also had another strong sales quarter.

“We remain very cautious about the overall health of the paper industry and expect to see continued consolidation among paper makers as they look to better match supply and demand. We believe that this consolidation process may drive additional mill closures and production control measures in Europe and in certain sectors within North America. Our focus remains on moving aggressively to build on Xerium’s competitive position, further lower its overall cost structure and position the company to take advantage of growth opportunities that we have identified. Although we do not expect any major plant closures in 2007, we have entered into discussions with the workforce representatives regarding the potential closure of a small roll covers plant in the U.K. and expect to implement more significant cost reduction efforts in 2007 designed to improve our operating position, for which we expect to incur related restructuring charges. Net income during the fourth quarter of 2006 was impacted by restructuring charges covering the final steps of the reorganization of our European management structure and an asset impairment charge of $1.7 million related to the roll covers plant in the United Kingdom. Lastly, we recorded an environmental remediation charge at our closed manufacturing facility in Farmville, Virginia of $3.1 million. While the costs required for remediation were higher than we initially expected, we believe they are completed now, and we have begun to market the property for sale. We remain committed to the investments we discussed last quarter in advanced product and process research, material procurement and business development and are pleased with the progress of these efforts.”

He concluded, “Looking ahead, we continue to see more opportunities for growth and additional avenues for cost reductions, which we believe will improve the financial performance of our business. Asia is an important growth market for Xerium and we have decided to locate a new clothing manufacturing operation in Vietnam to strengthen our position in the region. To support these initiatives, we expect that, subject to the restrictions in our credit agreement, our average capital expenditures will increase substantially in the coming years, in comparison to 2006. As we move forward with these planned investments, our Board will continue to assess very closely the balance between the cash investment needs of the business and our dividend policy.”

ADDITIONAL QUARTERLY FINANCIAL HIGHLIGHTS

•

Capital expenditures for the fourth quarter of 2006 were $8.1 million, compared to $14.4 million for the fourth quarter of 2005. Approximately $3.5 million of capital expenditures in 2006’s fourth quarter were directed toward projects designed to support the Company’s growth objectives, with the remaining $4.6 million used to sustain the Company’s existing operations and facilities.

•

The Company had net restructuring and impairment expenses of $3.1 million during the fourth quarter of 2006 in connection with an asset impairment charge related to a roll covers plant in the U.K, and the reorganization of its European management structure. In total, the Company’s cost reduction efforts resulted in a lower cost structure of $0.6 million in cash costs that would have otherwise been incurred during the fourth quarter of 2006, compared to the Company’s cost structure in the fourth quarter of 2005.

•

The Company had a foreign exchange gain in the fourth quarter of 2006 of $0.9 million compared to a loss of $0.7 million in the fourth quarter of 2005. Foreign exchange gains and losses are primarily the result of intercompany activity during 2006 and 2005.

•

The Company’s effective tax rates were 46% in the fourth quarter of 2006 and 31% for the year 2006. The fourth quarter rate is higher than the statutory rate principally due to the mix of earnings (losses) among taxing jurisdictions. The rate for the year 2006 includes the tax benefit of a $1.1 million reversal of a previously established valuation allowance against deferred tax assets, and a tax refund in the United States of $1.7 million relating to a net operating loss carryback that had a previously established valuation allowance against deferred tax assets. The Company has accumulated a significant (in excess of $100 million) net operating loss carryforward for tax purposes primarily in the United States, against which it has a full valuation allowance. Based upon expected levels and patterns of earnings in the United States in future years, the Company has determined that there is no basis to release a portion of the U.S. valuation allowance to income at this time.

•	As previously announced, on November 2, 2006, the Company made a voluntary debt repayment of $23.0 million.

•

On December 22, 2006, the Company announced it had secured an amendment to its existing senior credit facility and also entered into an agreement with certain shareholders with respect to the Company’s Dividend Reinvestment Plan.

The following table presents net sales for the fourth quarters of 2006 and 2005 by segment and the effect of currency on pricing and translation on fourth quarter 2006 net sales:

	Net Sales Three Months Ended Dec. 31,		Increase in Net Sales from Q4 2005 to Q4 2006	Increase in Q4 2006 Net Sales due to Currency Translation*	Percent increase (decrease) in Net Sales from Q4 2005 to Q4 2006		**Decrease in Q4 2006 Net Sales Due to Currency Effects on Pricing	Percent increase in Net Sales from Q4 2005 to Q4 2006 Excluding Effect of Currency on Pricing and Translation
	2006	2005			Total	Excluding currency translation effect
Clothing	$99.1	$95.0	$4.1	$4.5	4.3%	(0.4)%	$(0.8)	0.4%
Roll Covers	55.5	49.6	5.9	2.0	11.9%	7.9%	—	7.9%
Total	$154.6	$144.6	$10.0	$6.5	6.9%	2.4%	$(0.8)	3.0%

*	Increase in fourth quarter 2006 net sales due to currency translation is calculated by subtracting (i) an amount equal to net sales for the fourth quarter of 2005 from (ii) net sales for the fourth quarter of 2005 at the applicable average foreign currency exchange rate for the fourth quarter of 2006.
**	Change in the fourth quarter 2006 net sales due to currency effect on pricing relates to sales prices indexed in U.S. dollars by certain non-U.S. operations and is calculated based on the difference in the exchange rate from the time of pricing commitment to the customer and the point at which the sale transaction is recorded.

Clothing Segment Commentary

•

Clothing segment sales during the fourth quarter of 2006 increased 4.3% to $99.1 million from $95.0 million in the comparable period of 2005. Excluding the currency effects described above, clothing segment sales for the fourth quarter of 2006 would have increased 0.4% as compared with the fourth quarter of 2005. The acquisition of PMA Shoji Co. Ltd. during the third quarter of 2006 resulted in an increase in sales of $1.8 million during the fourth quarter of 2006.

•

Compared to the third quarter of 2006, clothing segment sales in the fourth quarter of 2006 increased 6.3%, from $93.2 million to $99.1 million. Excluding the increase of $0.7 million due to currency effects described above, clothing segment sales in the fourth quarter of 2006 would have increased 5.6% as compared with the third quarter of 2006. Sales in Europe were particularly strong, generating a 10.1% increase over the same period. Excluding the increase of $3.3 million due to currency effects described above, European clothing segment sales in the fourth quarter of 2006 would have increased 2.5% as compared with the third quarter of 2006.

•

Operating inefficiencies experienced at the Starkville, Mississippi plant were approximately $0.4 million in the fourth quarter of 2006, down from $0.6 million in the third quarter of 2006, and were essentially eliminated by the end of 2006.

•

Added operating costs at one of Xerium’s Italian operations were $1.5 million in the fourth quarter of 2006 as a result of our European restructuring activities, compared to none in the prior year. These costs are expected to diminish substantially in 2007.

•

Clothing segment earnings for the fourth quarter of 2006 of $20.5 million decreased by 17.3% compared to the prior year quarter of $24.8 million. This decline includes environmental remediation charges of $3.1 million in the fourth quarter of 2006.

•	On a full year basis, pricing levels decreased approximately 0.5% from 2005 to 2006, principally in the fourth quarter.

Roll Covers Segment Commentary

•

Roll covers segment sales during the fourth quarter of 2006 increased 11.9% to $55.5 million from $49.6 million in the comparable period in 2005, primarily due to improved market conditions and the acquisition in the first quarter of 2006 of Coldwater Covers, Inc. Excluding the currency effects described above, in the fourth quarter of 2006 roll covers segment sales would have increased 7.9% from the fourth quarter of 2005.

•

Compared to the third quarter of 2006, roll covers segment sales in the fourth quarter of 2006 increased 6.1%, from $52.3 million to $55.5 million, with increases recorded across all regions over the same period. Excluding the increase of $0.2 million due to currency effects described above, roll covers segment sales in the fourth quarter of 2006 would have increased 5.7% as compared with the third quarter of 2006.

•	Roll covers segment earnings for the fourth quarter 2006 of $14.5 million remained constant compared to the prior year quarter.

•	On a full-year basis, pricing levels decreased approximately 1% from 2005 to 2006.

2006 RESULTS

•

Net sales for 2006 were $601.4 million, a 3.3% increase from $582.4 million for 2005. The total impact of currency fluctuations on net sales for 2006, as compared to 2005, was a gain of $4.3 million, including a gain of $9.3 million from currency translation and a loss of $5.0 million from the effect of currency on pricing. Excluding these currency effects, 2006 net sales increased from those of 2005 by 2.5%, which includes 0.7% related to operations of Coldwater Covers, Inc., which was acquired in the first quarter of 2006.

•

Net income was $29.5 million, or $0.67 per diluted share, for 2006, compared to a net loss of $2.1 million, or $0.05 per diluted share, for 2005. Shares used in computing diluted earnings per share were 43.9 million for 2006, compared to 38.9 million for 2005. IPO-related costs that affected the net loss in the 2005 period were $29.6 million on a pre-tax basis.

•

Net cash provided by operating activities was $69.2 million for 2006, compared to $54.7 million in 2005. Net cash provided by operating activities for 2005 reflects IPO-related expenditures of $20.7 million.

•	Adjusted EBITDA (as defined in the Company’s credit facility) was $146.2 million for 2006, compared to $155.5 million for 2005.

CONFERENCE CALL

The Company plans to hold a conference call to discuss these results tomorrow morning, Friday, March 2, 2007, beginning at 8 am ET. The call is accessible via the Company’s website (www.xerium.com) following the links to investor relations and webcasts. To access the conference call, please dial 1-800-299-7928, using passcode 70470213, at least 10 minutes prior to the call’s start. Internationally, the call may be accessed by dialing 1-617-614-3926, using the same passcode. The call will be available as an archived webcast on the Company’s website beginning approximately an hour after the call is completed.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA and EBITDA are not measures of performance under generally accepted accounting principles (“GAAP”); they are non-GAAP financial measures. Xerium Technologies uses these measures as supplementary non-GAAP financial measures to assist in evaluating liquidity and financial performance, specifically in evaluating the Company’s ability to service indebtedness and to fund ongoing capital expenditures and dividends. Xerium Technologies’ credit facility includes covenants based upon Adjusted EBITDA. If Adjusted EBITDA declines below certain levels, the Company could go into default under the credit facility or be required to prepay the credit facility or could be prohibited from paying dividends. Neither Adjusted EBITDA nor EBITDA should be considered in isolation or as a substitute for net cash provided by operating activities (as determined in accordance with GAAP) or income from operations (as determined in accordance with GAAP). For additional information regarding Adjusted EBITDA and EBITDA, and a reconciliation of such measures to the most comparable financial measures under GAAP, please see below. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents to be filed with the Securities and Exchange Commission.

ABOUT XERIUM TECHNOLOGIES

Xerium Technologies, Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of products used primarily in the production of paper: clothing and roll covers. The Company, which operates around the world under a variety of brand names, owns a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 35 manufacturing facilities in 15 countries around the world, Xerium Technologies has approximately 3,800 employees.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that are not based on historical fact, including without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “indicates,” “suggests” and similar expressions. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include, but are not limited to: (i) adverse changes in general economic or market conditions, including without limitation those affecting the paper industry; (ii) labor unrest; (iii) currency fluctuations; (iv) competitive factors, including but not limited to pricing pressures and new product introductions; (v) the relative and varying rates of product price and component cost changes and the volume and mixture of product and service revenues; (vi) transitions to new products, the uncertainty of customer acceptance of new product offerings and technological and market change; (vii) the lack of any requirement to make dividend payments on our common stock at any particular level or at all; (viii) limitations imposed by our credit facility on the amount of dividends we are permitted to pay; (ix) our high degree of leverage and significant debt service obligations, together with our dividend policy, may cause us to have insufficient cash to fund growth and unexpected cash needs; (x) war or acts of terrorism in any country in which we conduct business; (xi) changes in U.S. or foreign government policies, laws, regulations and practices, including without limitation those regarding the repatriation of funds and taxes; and (xii) those other risks described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for period ended December 31, 2005 filed with the Securities and Exchange Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such forward-looking statements after the date of this release.

— Financial Tables Follow —

XERIUM TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31
	2006	2005
	(dollars in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$16,816	$59,976
Accounts receivable (net of allowance for doubtful accounts of $4,220 in 2006 and $2,277 in 2005)	109,694	101,623
Inventories	103,853	96,713
Prepaid expenses	4,426	5,507
Other current assets	19,273	14,387

Total current assets	254,062	278,206
Property and equipment, net	375,179	362,118
Goodwill	318,019	298,495
Intangible assets and deferred financing costs, net	37,151	38,356
Other assets	6,315	6,741

Total assets	$990,726	$983,916

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$10,571	$9,523
Accounts payable	39,778	37,940
Accrued expenses	48,574	53,807
Current maturities of long-term debt	10,110	8,582

Total current liabilities	109,033	109,852
Long-term debt, net of current maturities	618,379	631,027
Deferred taxes	40,479	37,369
Pension, other postretirement and postemployment obligations	106,255	96,322
Commitments and contingencies	—	—
Stockholders’ equity
Preferred stock, $0.01 par value, 1,000,000 shares authorized; no shares outstanding as of December 31, 2006 and 2005	—	—
Common stock, $0.01 par value, 150,000,000 shares authorized; 43,799,662 and 43,725,093 shares outstanding as of December 31, 2006 and 2005, respectively	438	437
Paid-in capital	201,563	199,285
Accumulated deficit	(74,572)	(64,567)
Accumulated other comprehensive loss	(10,849)	(25,809)

Total stockholders’ equity	116,580	109,346

Total liabilities and stockholders’ equity	$990,726	$983,916

XERIUM TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Quarter ended December 31,		Year ended December 31,
	2006	2005	2006	2005
	(dollars in thousands except per share data)
Net sales	$154,559	$144,585	$601,439	$582,420
Costs and expenses:
Cost of products sold	92,394	85,983	353,569	342,329
Selling	19,008	18,395	75,967	70,682
General and administrative	21,571	15,144	72,727	84,863
Restructuring and impairments	3,064	373	4,736	11,958
Research and development	2,473	2,456	9,924	9,835

	138,510	122,351	516,923	519,667

Income from operations	16,049	22,234	84,516	62,753
Interest expense	(11,442)	(11,414)	(43,497)	(51,759)
Interest income	437	846	1,877	1,942
Foreign exchange gain (loss)	899	(666)	(105)	3,773
Loss on early extinguishment of debt	—	—	—	(4,886)

Income before provision for income taxes	5,943	11,000	42,791	11,823
Provision for income taxes	2,757	974	13,247	13,917

Net income (loss)	$3,186	$10,026	$29,544	$(2,094)

Net income (loss) per share:
Basic	$0.07	$0.23	$0.68	$(0.05)

Diluted	$0.07	$0.23	$0.67	$(0.05)

Shares used in computing net income (loss) per share:
Basic	43,799,662	43,725,093	43,768,609	38,884,233

Diluted	43,956,985	43,725,093	43,896,302	38,884,233

Cash dividends per common share	$0.225	$0.225	$0.90	$0.33

XERIUM TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Year ended December 31
	2006	2005	2004
	(dollars in thousands)
Operating activities
Net income (loss)	$29,544	$(2,094)	$(14,096)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation	2,507	17,352	279
Depreciation	40,969	41,190	43,505
Amortization of other intangibles	4,423	4,173	4,172
Deferred financing cost amortization	3,726	3,037	984
Unrealized foreign exchange (gain) loss on revaluation of debt	964	(3,952)	5,606
Deferred taxes	4,933	(1,981)	4,785
Deferred interest	—	813	12,163
Asset impairment	2,095	175	10,331
Loss on early extinguishment of debt	—	4,886	—
Gain on disposition of property and equipment	(319)	(952)	—
Change in assets and liabilities which provided (used) cash:
Accounts receivable	(329)	5,281	(1,121)
Inventories	261	8,060	8,449
Prepaid expenses	1,531	(1,816)	(263)
Other current assets	(2,300)	(8,444)	312
Accounts payable and accrued expenses	(11,695)	(12,813)	1,683
Deferred and other long term liabilities	(7,074)	1,794	1,912

Net cash provided by operating activities	69,236	54,709	78,701

Investing activities
Capital expenditures, gross	(32,456)	(35,829)	(36,593)
Proceeds from disposals of property and equipment	1,012	7,103	952
Proceeds from dispositions of businesses	1,666	—	—
Payment for acquisition of Coldwater Covers, Inc., net of cash acquired	(6,950)	—	—
Payment for acquisition of PMA Shoji Co. Ltd.	(1,205)	—	—
Other	(7)	4	(920)

Net cash used in investing activities	(37,940)	(28,722)	(36,561)

Financing activities
Net increase (decrease) in borrowings (maturities of 90 days or less)	538	(147)	(1,547)
Proceeds from borrowings (maturities longer than 90 days)	155	650,000	—
Principal payments on debt	(36,870)	(749,098)	(37,539)
Issuance of common stock	—	160,791	—
Redemption of common stock	—	(4,551)	—
Cash dividends on common stock	(39,403)	(14,429)	—
Costs related to public offering and refinancing	—	(35,787)	(4,589)
Other	(2,628)	(1,153)	550

Net cash provided by (used in) financing activities	(78,208)	5,626	(43,125)

Effect of exchange rate changes on cash flows	3,752	4,361	2,693

Net increase (decrease) in cash	(43,160)	35,974	1,708
Cash and cash equivalents at beginning of year	59,976	24,002	22,294

Cash and cash equivalents at end of year	$16,816	$59,976	$24,002

Interest payments	$40,000	$49,437	$52,696

Income tax payments	$19,101	$18,860	$21,583

Supplemental schedule of noncash investing activities (Note 1)

Note 1—Supplemental Schedule of Noncash Investing Activities

(a) Acquisition of Coldwater Covers, Inc.

On February 2, 2006 the Company acquired all of the capital stock of privately-held Coldwater Covers, Inc. (“Coldwater”) and a related manufacturing facility for a total purchase price of $6,999, subject to certain adjustments, and assumed liabilities as follows:

Fair value of assets acquired	$7,058
Cash paid for capital stock and manufacturing facility	(6,999)

Liabilities assumed	$59

Coldwater manufactures polyurethane and composite roll covers and bowed rolls, primarily for the paper industry and provides mechanical services for rolls used in paper making and in a variety of other industrial applications. The acquisition was accounted for under the purchase method of accounting and, accordingly, Coldwater’s results of operations have been included in the Company’s consolidated statements of operations from the date of acquisition.

(b) Sale of Huyck Dewatering Equipment

On August 28, 2006 the Company completed the sale of its dewatering equipment business and received proceeds related thereto of $1,666. The dewatering equipment business involved the manufacture and sale of equipment utilized for the purpose of enhancing the removal of water from the paper manufacturing process.

(c) Acquisition of PMA Shoji Co. Ltd.

On August 31, 2006 the Company acquired certain assets, and assumed certain related liabilities, of PMA Shoji Co. Ltd. (“PMA”) for a total purchase price of $1,742, subject to certain adjustments, and assumed liabilities as follows:

Fair value of assets acquired	$3,961
Cash to be paid for assets acquired	(1,742)

Liabilities assumed	$2,219

The Company paid cash of $1,205 during 2006 related to this acquisition and is scheduled to make the final payment in June 2007. The acquisition was accounted for under the purchase method of accounting and, accordingly, PMA’s results of operations have been included in the Company’s consolidated statements of operations from the date of acquisition.

Xerium Technologies, Inc.

EBITDA and Adjusted EBITDA Reconciliation

EBITDA is defined as net income (loss) before interest expense, income tax provision (benefit) and depreciation and amortization. Adjusted EBITDA is defined in our credit facility and is EBITDA plus (i) expenses or losses incurred on or prior to the completion of our initial public offering in connection with proposed or completed debt or equity financing transactions, including expenses or losses related to the early retirement or extinguishment of debt and any bonuses paid in connection with such financing transactions, (ii) unrealized foreign exchange (gain) loss on indebtedness, net, (iii) restructuring or related impairment costs (not to exceed $11 million in 2005, $4 million in 2006, $3.5 million in 2007 and $1.5 million in each year thereafter), (iv) reserves for inventory in connection with plant closings, (v) stock-based and other non-cash compensation charges, charges from forgiveness of loans made to employees in connection with the purchase of equity and any tax gross-up payments made in respect of such loan forgiveness in connection with or prior to the completion of our initial public offering, (vi) certain transaction costs, including costs incurred in connection with our initial public offering and the related debt financing and the legal reorganization of Brazilian subsidiaries, (vii) costs associated with payments to management prior to the completion of our initial public offering in connection with the termination of incentive plans, (viii) non-cash charges resulting from the application of purchase accounting, (ix) any fees, expenses or charges deducted in computing net income (loss) which have been determined by management, which determination is reasonably acceptable to the administrative agent under our credit facility, to be non-recurring by virtue of changes in our method of operations pursuant to our cost reduction programs, (x) non-cash losses (net of non-cash gains) resulting from marking-to-market hedging obligations, (xi) non-cash expenses resulting from the granting of stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to our common stock and (xii) expenses not exceeding $5 million per year incurred as a result of the repurchase, redemption or retention of our own common stock earned under equity compensation programs solely in order to make withholding tax payments. As defined in our credit facility, Adjusted EBITDA includes consolidated depreciation and amortization, including without limitation non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142 and No. 144 and any amortization of intangibles arising pursuant to Statement of Financial Auditing Standards No. 141. Adjusted EBITDA, as defined in the credit facility and calculated below, may not be comparable to similarly titled measurements used by other companies. The following table provides a reconciliation from net cash provided by operating activities, which is the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA:

	Three Months Ended December 31,
(in thousands)	2006	2005
Net cash provided by operating activities	$24,607	$28,214
Interest expense, net	11,005	10,568
Net change in operating assets and liabilities	(6,355)	(4,601)
Income tax provision	2,757	974
Stock-based compensation	(561)	(686)
Deferred financing cost amortization	(1,249)	(1,256)
Deferred taxes	(549)	1,071
Asset impairment	(2,095)	—
Gain on disposition of property and equipment	297	459
Unrealized foreign exchange loss on indebtedness, net	571	(1,820)

EBITDA	28,428	32,923
Expenses related to debt or equity financing	116	—
Unrealized foreign exchange loss on indebtedness, net	(571)	1,820
Restructuring expenses (A)	969	—
Non-cash compensation and related expenses	561	686
Expenses related to reorganization of Brazilian subsidiaries	—	2,773
Non-cash impairment charges (B)	2,095	—
Non-recurring expenses related to cost reduction programs (C)	5,009	1,466

Adjusted EBITDA	$36,607	$39,668

	Year Ended December 31,
(in thousands)	2006	2005
Net cash provided by operating activities	$69,236	$54,709
Interest expense, net	41,620	49,817
Net change in operating assets and liabilities	19,606	7,938
Income tax provision	13,247	13,917
Stock-based compensation	(2,507)	(17,352)
Deferred financing cost amortization	(3,726)	(3,037)
Deferred taxes	(4,933)	1,981
Deferred interest	—	(813)
Asset impairment	(2,095)	(175)
Loss on early extinguishment of debt	—	(4,886)
Gain on disposition of property and equipment	319	952
Unrealized foreign exchange gain on indebtedness, net	(964)	3,952

EBITDA	129,803	107,003
Expenses related to debt or equity financing	116	7,820
Loss on early extinguishment of debt	—	4,886
Unrealized foreign exchange gain on indebtedness, net	964	(3,952)
Restructuring expenses (A)	2,641	11,000
Non-cash compensation and related expenses	2,507	17,352
Expenses related to reorganization of Brazilian subsidiaries	—	4,144
Non-cash impairment charges (B)	2,095	—
Non-recurring expenses related to cost reduction programs (C)	8,044	7,283

Adjusted EBITDA	$146,170	$155,536

(A)	Restructuring expenses that can be added back to determine Adjusted EBITDA were capped at $11,000 for the year ended December 31, 2005.
(B)	In accordance with the definition of Adjusted EBITDA in our credit facility, non-cash impairment charges resulting from application of Statement of Financial Accounting Standards Nos. 142 and 144 have been added back to Adjusted EBITDA.

(C)	In accordance with the definition of Adjusted EBITDA in our credit facility, certain fees, expenses and charges deducted in computing net income determined by us to be non-recurring, which determination was accepted by the administrative agent under the facility, by virtue of changes in our method of operations pursuant to our cost reduction programs have been added back to Adjusted EBITDA for the quarters and years ended December 31, 2006 and 2005, respectively. These fees, expenses and charges are presented in the following tables:

(in thousands)	Three Months Ended December 31, 2006	Three Months Ended December 31, 2005
Environmental charges in connection with facilities closures pursuant to cost reduction programs	$3,072	$—

Certain operating costs incurred in connection with the transition of production operations from closed facilities to other facilities (1)	1,937	1,466

Total	$5,009	$1,466

(in thousands)	Year Ended December 31, 2006	Year Ended December 31, 2005
Environmental charges in connection with facilities closures pursuant to cost reduction programs	$3,072	$850

Certain operating costs incurred in connection with the transition of production operations from closed facilities to other facilities (1)	4,972	6,433

Total	$8,044	$7,283

(1)	For the quarter ended December 31, 2006, the amount includes added operating costs related to closures in North America and Italy of $430 and $1,507, respectively. For the quarter ended December 31, 2005, the amount includes added operating costs related to closures in North America only.
(2)	For the year ended December 31, 2006, the amount includes added operating costs related to closures in North America and Italy of $3,465 and $1,507, respectively. For the year ended December 31, 2005, the amount includes added operating costs related to closures in North America only.